Richard T. Riley Joins Tupperware Brands Board of Directors ORLANDO, Fla., July 9, 2015—Tupperware Brands Corporation (NYSE: TUP) announced today that Richard T. Riley has been elected to the company’s board of directors, joining 11 other board members, including Rick Goings, Chairman and CEO “We’re delighted to add Richard to our board,” said Goings. “His breadth of knowledge in global and emerging markets will contribute valuable expertise to our leadership team. This addition reflects our continuing goal to tap into emerging markets and we look forward to his contributions.” Riley, 59, is currently the independent chairman of the board of Cimpress, N.V., an international market leader in personalized products and services for small businesses. He has served in senior executive positions with Lojack Corporation, New England Business Service, Inc. and Rapidforms, Inc., after beginning his career at Arthur Andersen & Co. Riley is a CEO with almost four decades of hands-on experience leading successful public and privately held businesses in a wide variety of industries. “This is an exciting time for Tupperware Brands, and I’m delighted to join the board,” said Riley. “Tupperware Brands is an innovative, leading global company and I’m looking forward to working with its strong leadership team.” About Tupperware Brands Corporation Tupperware Brands Corporation is the leading global marketer of innovative, premium products across multiple brands utilizing a relationship-based selling method through an independent sales force of 2.9 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands. Media Contact Elinor Steele, Tupperware Brands 407-826-8448 ElinorSteele@Tupperware.com # # #